Exhibit 99.1
EMS Technologies CEO Dr. Neil A. Mackay Appointed to Board
ATLANTA — December 22, 2010 - The Board of Directors of EMS Technologies, Inc. (NASDAQ — ELMG) announced today that Dr. Neil A. Mackay, the Company’s president and Chief Executive Officer, has been appointed to its Board of Directors.
John B. Mowell, Chairman of the Board, stated, “In a very busy first year as CEO, Neil has successfully led the Company in a strong recovery and helped set it on a promising strategic course in mobile connectivity markets. During that time, Neil has also provided the Board with valuable insight and advice about the Company, its people, and its future. We are very pleased that Neil is now joining our Board of Directors and deepening his involvement in the Board’s oversight of the Company’s strategy development, risk management and corporate governance. Neil will be a great complement to our Board, as we continue working to enhance long-term shareholder value.”
Prior to becoming CEO, Dr. Mackay served as Chief Operating Officer, and earlier as Executive Vice President — Strategy, and Vice President — Corporate Development and President of EMS SATCOM. In those roles, he led the Company’s increased focus on mobile connectivity for aviation and global resource management. Prior to joining EMS, Mackay’s career included service as CEO for several telecommunications, software and aviation companies, including Innotech Aviation Ltd. — one of North America’s leading aviation-services companies. He is a recipient of the Canadian Business Aviation Association’s lifetime achievement award for service to the aviation industry.
Mackay stated, “There is a major convergence of technologies happening in our mobile connectivity markets, and it is creating significant opportunities for us. I believe that EMS is in the right place, at the right time, with the right stuff, to take advantage of the resulting opportunities. I am honored to be joining the EMS Board, and I look forward to working with this extraordinary group of directors to lead this company in these exciting times.”
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About EMS Technologies, Inc.
EMS Technologies, Inc. (NASDAQ: ELMG) is a leading provider of wireless connectivity solutions over satellite and terrestrial networks. EMS keeps people and systems connected, wherever they are — on land, at sea, in the air or in space. Serving two broad market sectors — AeroConnectivity and Global Resource Management, EMS products and services enable universal mobility, visibility and intelligence.
Visit www.ems-t.com for more information.
Forward-Looking Statements
Statements contained in this press release regarding the potential for various businesses and products are forward-looking statements. Actual results could differ materially from those statements as a result of a wide variety of factors. Such factors include, but are not limited to...
•	economic conditions in the U.S. and abroad and their effect on capital spending in our principal markets;

•	difficulty predicting the timing of receipt of major customer orders, and the effect of customer timing decisions on our results;

•	our successful completion of technological development programs and the effects of technology that may be developed by, and patent rights that may be held or obtained by, competitors;

•	U.S. defense budget pressures on near-term spending priorities and contract-award schedules;

•	uncertainties inherent in the process of converting contract awards into firm contractual orders in the future;

•	volatility of foreign currency exchange rates relative to the U.S. dollar and their effect on purchasing power by international customers, and on the cost structure of the our operations outside the U.S., as well as the potential for realizing foreign exchange gains and losses associated with assets and liabilities denominated in foreign currencies;

•	successful resolution of technical problems, proposed scope changes, or proposed funding changes that may be encountered on contracts;

•	changes in our consolidated effective income tax rate caused by the extent to which actual taxable earnings in the U.S., Canada and other taxing jurisdictions may vary from expected taxable earnings, changes in tax laws, including the provisions of the U.S. tax law that have not been extended for 2010, such as the research and development credit, and the extent to which deferred tax assets are considered realizable;

•	successful transition of products from development stages to an efficient manufacturing environment;

•	changes in the rates at which our products are returned for repair or replacement under warranty;

•	customer response to new products and services, and general conditions in our target markets (such as logistics, space-based communications and commercial and private
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•	aviation) and whether these responses and conditions develop according to our expectations;

•	the increased potential for asset impairment charges as unfavorable economic or financial market conditions or other developments might affect the estimated fair value of one or more of our business units;

•	the success of certain of our customers in marketing our line of high-speed commercial airline communications products as a complementary offering with their own lines of avionics products;

•	the availability of financing for various mobile and high-speed data communications systems;

•	risk that unsettled conditions in the credit markets may make it more difficult for some customers to obtain financing and adversely affect their ability to pay, which in turn could have an adverse impact on our business, operating results and financial condition;

•	development of successful working relationships with local business and government personnel in connection with distribution and manufacture of products in foreign countries;

•	the demand growth for various mobile and high-speed data communications services;

•	our ability to attract and retain qualified senior management and other personnel, particularly those with key technical skills;

•	our ability to effectively integrate our acquired businesses, products or technologies into our existing businesses and products, and the risk that any such acquired businesses, products or technologies do not perform as expected, are subject to undisclosed or unanticipated liabilities, or are otherwise dilutive to our earnings;

•	the potential effects, on cash and results of discontinued operations, of final resolution of potential liabilities under warranties and representations that we made, and obligations assumed by purchasers, in connection with our dispositions of discontinued operations;

•	the availability, capabilities and performance of suppliers of basic materials, electronic components and sophisticated subsystems on which we must rely in order to perform according to contract requirements, or to introduce new products on the desired schedule;

•	uncertainties associated with U.S. export controls and the export license process, which restrict our ability to hold technical discussions with customers, suppliers and internal engineering resources and can reduce our ability to obtain sales from customers outside the U.S. or to perform contracts with the desired level of efficiency or profitability; and

•	our ability to maintain compliance with the requirements of the Federal Aviation Administration and the Federal Communications Commission, and with other government regulations affecting our products and their production, service and functioning.
Further information concerning relevant factors and risks are identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009.

For further information please contact:
John B. Mowell	EMS Technologies Public Relations
Chairman of the Board	770-798-6811
EMS Technologies	pr@ems-t.com
850-386-6161
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